EXHIBIT 99

Thursday, May 11, 2006, 8:00 am Eastern Time

Press Release

SOURCE: Uni-Pixel, Inc.

The Palo Alto Research Center and Uni-Pixel, Inc. Collaborate to Advance New Display Technology

THE WOODLANDS, TX - (PRNewswire) – May 11, 2006 – Uni-Pixel, Inc. (OTC:UNXL.OB), a Delaware corporation (the “Company”), today announced that it has entered into an agreement with the Palo Alto Research Center (PARC) to collaborate on advancing the development and commercialization of Uni-Pixel’s TMOS display technology. The work to be conducted under the agreement will help with specific subsystem development that will contribute to the ultimate commercialization of the flat panel display technology.

Time Multiplexed Optical Shutter (TMOS) is a patented Micro Electronic Mechanical System (MEMS) approach to flat panel displays that uses a single pixel structure to emit the full color spectrum. PARC has significant experience with both MEMS and display technologies and, therefore, provides applied expertise to Uni-Pixel’s development efforts.

Uni-Pixel believes that its TMOS technology will offer significant advantages over existing alternatives including, a) lower manufacturing cost, b) greater power efficiency, c) improved image quality, d) increased durability and reliability, e) versatile production sizes, and f) flexible, shapeable and transparent display capabilities.

Mr. Reed Killion, President of Uni-Pixel, Inc., stated, “PARC is one of the leading Research and Development centers in the world. We are pleased that PARC offers an infrastructure and engineering expertise that aligns so well with our TMOS display technology. The Uni-Pixel/PARC collaboration will help in defining a licensable commercial manufacturing process for our TMOS display technology. We are targeting multiple engineering prototypes by the first quarter of 2007 which will be used by our vertical market partners for life and environmental testing as part of their qualification effort. Our ability to realize the engineering prototypes in a reasonable time frame is enhanced tremendously by our relationship with PARC.”

Dr. Raj B. Apte, the project leader at PARC, said, “My first reaction to learning about Uni-Pixel’s TMOS technology was to smack my head in recognition of its elegance and simplicity. My second was to try to help get it to market.” Mr. Mark Bernstein, President and Center Director of PARC, said, “Working with Uni-Pixel is an exciting way for PARC to contribute our capabilities in MEMS and large area electronics to commercializing a unique display technology.”

About Uni-Pixel, Inc.

Uni-Pixel, Inc. is the parent company of Uni-Pixel Displays, Inc., a development stage corporation that has developed, patented, and is working to commercialize a new flat panel color display technology it calls Time Multiplexed Optical Shutter (TMOS).

The Company’s corporate headquarters are located in The Woodlands, TX. For further information, please see http://www.unipixel.com.

About Palo Alto Research Center Inc.

The Palo Alto Research Center Inc. (PARC) has an established track record for collaborative research that transforms industries and creates commercial value. A subsidiary of Xerox Corporation, PARC conducts sponsored interdisciplinary research to solve fundamental business challenges for strategic partners in a variety of industries as well as research for government agencies.  It also licenses intellectual property and technology and develops entrepreneurial new ventures by applying breakthrough research to areas such as energy, biomedicine, and networks.   Home to the world’s top scientists in the physical, computing and social sciences, it is the birthplace of technologies such as laser printing, Ethernet, the graphical user interface, and ubiquitous computing. www.parc.com.

Contact:

Uni-Pixel, Inc.

Reed Killion, President – 281-825-4500